                                                             Exhibit No. (10)(c)

                     PAINEWEBBER PACE SELECT ADVISORS TRUST
                                 CLASS C SHARES

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


      WHEREAS, PaineWebber PACE Select Advisors Trust ("Fund") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company and currently offers separate series of shares of beneficial interest ("Series"), which correspond to distinct portfolios; and

      WHEREAS, the Fund desires to adopt a Plan of Distribution ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Class C shares of the Series for which the Fund's board of trustees ("Board") has established Class C shares and of such other Series for which the Board may hereafter establish Class C shares; and

      WHEREAS, the Fund has entered into a Distribution Contract ("Contract") with Mitchell Hutchins Asset Management Inc. ("Mitchell Hutchins") pursuant to which Mitchell Hutchins has agreed to serve as Distributor of the Class C shares of each such Series;

      NOW, THEREFORE, the Fund hereby adopts this Plan with respect to the Class C shares of each such Series in accordance with Rule 12b-1 under the 1940 Act.

      1.    A.   Each Series listed below is authorized to pay to Mitchell
Hutchins, as compensation for Mitchell Hutchins' services as Distributor of the Series' Class C shares, distribution fees at the rates (on an annualized basis) set forth below of the average daily net assets of the Series' Class C shares.

      PACE Government Securities Fixed Income Investments           0.50%
      PACE Intermediate Fixed Income Investments                    0.50%
      PACE Strategic Fixed Income Investments                       0.50%
      PACE Municipal Fixed Income Investments                       0.50%
      PACE Global Fixed Income Investments                          0.50%
      PACE Large Company Value Equity Investments                   0.75%
      PACE Large Company Growth Equity Investments                  0.75%
      PACE Small/Medium Company Value Equity Investments            0.75%
      PACE Small/Medium Company Growth Equity Investments           0.75%
      PACE International Equity Investments                         0.75%
      PACE International Emerging Markets Equity Investments        0.75%

            B. Any Series for which Class C shares are hereafter established is authorized to pay to Mitchell Hutchins, as compensation for Mitchell Hutchins' services as Distributor of the Series Class C shares, a distribution fee in the amount to be agreed upon in a written distribution fee addendum to this Plan ("Distribution Fee Addendum") executed by the Fund on behalf of such Series. All such Distribution Fee Addenda shall provide that they are subject to all terms and conditions of this Plan.

            C. Each Series is authorized to pay to Mitchell Hutchins, as compensation for Mitchell Hutchins' services as Distributor of the Series' Class C shares, a service fee at the rate of 0.25%, on an annualized basis, of the average daily net assets of the Series' Class C shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

            D. Any Series may pay a distribution or service fee to Mitchell Hutchins at a lesser rate than the fees specified above, as agreed upon by the Board and Mitchell Hutchins and as approved in the manner specified in Paragraph 4 of this Plan. All distribution and service fees shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

         2. As Distributor of the Class C shares of each Series, Mitchell Hutchins may spend such amounts as it deems appropriate on distribution activities or service activities, including, but not limited to, compensation to employees of Mitchell Hutchins; compensation to and expenses, including overhead and telephone and other communication expenses, of Mitchell Hutchins, PaineWebber Incorporated ("PaineWebber") and other selected dealers who engage in or support the distribution of shares or who service shareholder accounts; the printing of prospectuses, statements of additional information, and shareholder reports for prospective investors; and the preparation, printing and distribution of sales literature and advertising materials.

            For purposes of this Plan, "distribution activities" shall mean any activities in connection with Mitchell Hutchins' performance of its obligations under this Plan or the Contract that are not deemed "service activities." "Service activities" shall mean activities in connection with the provision by Mitchell Hutchins or PaineWebber of personal, continuing services to investors in the Class C shares of the Series; provided, however, that if the National Association of Securities Dealers, Inc. ("NASD") adopts a definition of "service fee" for purposes of Section 2830(b)(9) of the NASD Conduct Rules that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action of the parties, to conform to such NASD definition. Overhead and other expenses of Mitchell Hutchins and PaineWebber related to their "distribution activities" or "service activities" may be included in the information regarding amounts expended for such activities.

      3. If adopted with respect to Class C shares of a Series after any public offering of those shares, this Plan shall not take effect with respect to those shares unless it has first been approved by a majority of the voting securities of the Class C shares of that Series. This provision does not apply to adoption as an amended Plan of Distribution where the prior Plan of Distribution either was approved by a vote of a majority of the voting securities of the Class C shares of the applicable Series or such approval was not required under Rule 12b-1.

      4. This Plan shall not take effect with respect to the Class C shares of any Series unless it first has been approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those Board members of the Fund who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Board Members"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Board members who approve the Plan's taking effect with respect to such Series' Class C shares have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

      5. After approval as set forth in Paragraph 3 (if applicable) and Paragraph 4, this Plan shall take effect and continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 4.

      6. Mitchell Hutchins shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Class C shares of each Series by Mitchell Hutchins under this Plan and the Contract and the purposes for which such expenditures were made. Mitchell Hutchins shall submit only information regarding amounts expended for "distribution activities," as defined in Paragraph 2 above, to the Board in support of the distribution fee payable hereunder and shall submit only information regarding amounts expended for "service activities," as defined in Paragraph 2 above, to the Board in support of the service fee payable hereunder.

      7. This Plan may be terminated with respect to the Class C shares of any Series at any time by vote of the Board, by vote of a majority of the Independent Board Members, or by vote of a majority of the outstanding voting securities of the Class C shares of that Series.

      8. This Plan may not be amended to increase materially the amount of distribution fees provided for in Paragraph 1A or 1B or the amount of service fees provided for in Paragraph 1C hereof unless such amendment is approved by a majority of the outstanding voting securities of the Class C shares of the affected Series and no material amendment to the Plan shall be made unless approved in the manner provided for initial approval in Paragraph 4 hereof.

      9. The amount of the distribution and service fees payable by the Series to Mitchell Hutchins under Paragraphs 1A, 1B and 1C hereof and the Contract is not related directly to expenses incurred by Mitchell Hutchins on behalf of such Series in serving as Distributor of the Class C shares, and Paragraph 2 hereof and the Contract do not obligate the Series to reimburse Mitchell Hutchins for such expenses. The distribution and service fees set forth in Paragraphs 1A, 1B and 1C hereof will be paid by the Series to Mitchell Hutchins until either the Plan or the Contract is terminated or not renewed. If either the Plan or the Contract is terminated or not renewed with respect to the Class C shares of any Series, any distribution expenses incurred by Mitchell Hutchins on behalf of the Class C shares of the Series in excess of payments of the distribution and service fees specified in Paragraphs 1A, 1B and 1C hereof and the Contract which Mitchell Hutchins has received or accrued through the termination date are the sole responsibility and liability of Mitchell Hutchins, and are not obligations of the Series.

      10. While this Plan is in effect, the selection and nomination of the Board members who are not interested persons of the Fund shall be committed to the discretion of the Board members who are not interested persons of the Fund.

      11. As used in this Plan, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as those terms have in the 1940 Act.

      12. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

      13. The Board members of the Fund and the shareholders of each Series shall not be liable for any obligations of the Fund or any Series under this Plan, and Mitchell Hutchins or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Fund or such Series in settlement of such right or claim, and not to such Board members or shareholders.

      IN WITNESS WHEREOF, the Fund has caused this Plan of Distribution to be executed on the day and year set forth below in New York, New York.


Date: September 13, 2000


ATTEST:                                   PAINEWEBBER PACE SELECT ADVISORS TRUST

/s/ Keith A. Weller                       By:/s/ Dianne E. O'Donnell
-------------------                       --------------------------
Name: Keith A. Weller                     Name: Dianne E. O'Donnell
Title: Vice President                     Title: Vice President